Exhibit 2.2
State of Delaware
Secretary of State
Divisions of Corporations
Delivered 10:03 AM 07/30/2007
Filed 10:02 AM 07/30/2007
SRV 070865285 — 4393885 FILE
CERTIFICATE OF OWNERSHIP AND MERGER
OF
DIGENE CORPORATION
INTO
ENERGY MERGER SUB, INC.
     Energy Merger Sub, Inc., a corporation organized and existing under the laws of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That this Corporation was incorporated on the 23rd day of July, 2007, pursuant to the General Corporation Law of the State of Delaware, the provisions of which permit the merger of a parent corporation organized and existing under the laws of said State with a subsidiary corporation organized and existing under the laws of said State.
     SECOND: That this Corporation owns at least ninety percent (90%) of the outstanding shares of the Common Stock, $0.01 par value per share, of Digene Corporation, a corporation incorporated on September 10, 1987, pursuant to the General Corporation Law of the State of Delaware, and having no class of stock outstanding other than said Common Stock.
     THIRD: That this Corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of the members thereof, filed with the minutes of the Board, pursuant to Section 141(f) of the Delaware General Corporation Law on July 30, 2007, determined to, and effective upon the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware does, merge said Digene Corporation into the Corporation:
     WHEREAS, this Corporation is the legal and beneficial owner of at least ninety percent (90%) of the outstanding shares of Common Stock, $0.01 par value per share (“Common Stock”), of Digene Corporation, a Delaware corporation (the “Subsidiary”); and
     WHEREAS, said Common Stock is the only issued and outstanding class of stock of the Subsidiary; and
     WHEREAS, this Corporation desires to merge the Subsidiary into itself pursuant to the provisions of Section 253 of the Delaware General Corporation Law;

     NOW, THEREFORE, BE IT RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of Delaware, the Subsidiary merge and it hereby does merge itself into the Corporation, which will assume all of the obligations of the Subsidiary; and
     RESOLVED, that the terms and conditions of the merger shall be as set forth in the Agreement and Plan of Merger, dated June 3, 2007, by and among QIAGEN N.V., QIAGEN North American Holdings, Inc., QIAGEN Merger Sub, LLC and the Subsidiary, to which the Corporation has succeeded to the rights and obligations of QIAGEN Merger Sub, LLC; and
     RESOLVED, that the Corporation, as the surviving corporation in the merger, shall notify each stockholder of record of the Subsidiary within ten days after the effective date of the merger; and
     RESOLVED, that this Corporation shall change its corporate to name to Digene Corporation.
     RESOLVED, that the President and Treasurer of this Corporation be, and each of them acting alone hereby is, authorized to make and execute, a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the merger of the Subsidiary into this Corporation, and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said merger.
     Executed on July 30, 2007.

ENERGY MERGER SUB, INC.
/s/ Roland Sackers
Roland Sackers
Treasurer and Chief Financial Officer